INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) dated as of September 3, 2016 (the “Effective Date”) is made by and between Lexaria Bioscience Corp., a Nevada corporation with offices at 156 Valleyview Road, Kelowna, British Columbia, V1X 3M4, Canada (“Licensor”), and Timeless Herbal Care Limited a Jamaican company with offices at 30 Dominica Drive, Suite 31A, New Kingston Business Centre, Kingston 5 Jamaica (“Licensee”). LICENSOR and LICENSEE are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, LICENSEE is directly or indirectly through a Partner, as further defined in section 1(a), engaged in the business of developing, manufacturing, and selling consumer herbal supplement products and is or will be legally authorized by government regulators in any jurisdiction in which it operates; and

WHEREAS, LICENSOR owns and holds certain intellectual property and technology related to, including but not limited to, the development, testing, and manufacturing process for cannabinoid, vitamin, NSAID and nicotine-infused products (“Technology”), which Technology is more specifically described in Exhibit A and will be detailed in batch records and/or formulation calculations to be mutually produced under the direction of LICENSOR concerning the application of the Technology for use by LICENSEE when LICENSEE conducts formulation and product experimentation using the Technology; and

WHEREAS, LICENSEE waives all rights and claims to the appropriateness of the Technology for its purposes, whatever they may be, since LICENSEE has waived all requirement to examine or perform any scientific testing, studies, evaluation or experimentation with the Technology for its due diligence purposes prior to entering this Agreement; and

WHEREAS, LICENSEE wishes to utilize the Technology from LICENSOR, and LICENSOR desires for LICENSEE to utilize the Technology, to create, test, manufacture and sell not-psychoactive cannabinoid and herbal-infused consumable and/or topical products with hemp or products using derivatives of hemp plants to create consumable and/or topical products that will never contain more than 0.29% Tetrahydrocannabinol (THC), or a maximum up to the legally allowed and locally defined jurisdiction limit for the percentage of THC for a product not to be considered psychoactive,, (“End Products”) subject to the terms and conditions set forth herein. Such End Products shall only be distributed and/or sold by LICENSEE or Partner as defined in Section 1(a), below to the following permitted locations (“Permitted Locations”):

FIRST, within the nation of Jamaica whether in retail locations, direct to consumer, Jamaican licensed marijuana locations or otherwise as permitted by law; and

SECOND, in properly licensed medical marijuana dispensaries, retail marijuana stores, general retail stores, and marijuana delivery services that are in compliance with all local and state licensing requirements applicable to the marijuana industry within any state of the United States of America (the "USA") in any non-Indian Reservation jurisdiction in the United States, subject to the provisions in the following sentence. Either Party may sell the End Products to or through any pharmacies, convenience stores, grocery stores, fitness clubs and other similar traditional retail and wholesale locations including multi-level marketing (“Retailers”) within the USA, provided that (i) in the event that a Party secures a meeting with a decision maker with respect to the sale of any of the End Products at a Retailer and provides written notice to the other Party identifying the decision maker and Retailer, the other Party will not contact that Retailer about the sale of any of the End Products for a period of nine (9) months from the date of receipt of that written notice; and (ii) in the event that a Party (the “Selling Party”) secures the right to sell any of the End Products at or through a Retailer, the other Party will not contact that Retailer about the sale of any of the End Products without the written consent of the Selling Party; and

THIRD, within the nation of Canada whether in retail locations, direct to consumer, Canadian licensed marijuana location or otherwise as permitted by law; and

FOURTH, in any other location in which LICENSEE is permitted by a mutually agreed upon addendum to this Agreement to sell or distribute the End Products further. The End Products are classified into Product Lines (“Product Lines”) as further defined in Section 1; and

WHEREAS such End Products shall under no circumstances imitate or duplicate the composition and design of Lexaria's line of hemp/CBD fortified protein-energy bars, teas, coffee, hot chocolate or ginseng/ginkgo/CBD supplements.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

LICENSE AGREEMENT

1)

License of Technology. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE a semi-exclusive, non-transferable, non-sub-licensable license, for the Technology to develop, test, make, sell, offer for sale and distribute the End Products consisting of the Product Lines as identified in Exhibit B during the Term of this Agreement. LICENSOR has the right to update Exhibit A as necessary in relation to the listed patent applications as may be required by the patent and trademark offices during the course of prosecution.

a)

Non-transferable: The license granted by this Section 1 may not be transferred or sublicensed by LICENSEE without LICENSOR’s written consent. However, LICENSEE has the right to name one (1) individual sublicense partner in each Territory (“Partner”) to facilitate its rights and obligations under this Agreement. LICENSEE shall designate in writing to LICENSOR the Partner for LICENSOR’s confirmation, which shall not be unreasonably withheld or delayed, provided, however, that the Partner agrees in writing to all obligations of LICENSEE hereunder, including those relating to confidentiality and non-use regarding both Parties’ Confidential Information. In the event that LICENSEE performs one or more of its obligations under this Agreement through any such Partner, then LICENSEE shall at all times be responsible for the performance by such Partner of LICENSEE’s obligations hereunder, including, but not limited to, LICENSEE’S obligations under Sections 11, 12 and 13.

b)

Product Lines: The Parties agree that LICENSEE is not limited to production of the End Products as identified in Schedule B to this Agreement, but that LICENSEE may create, test, produce, and sell additional new End Products that are derived from or otherwise incorporate the Technology under the semi-exclusivity terms of this Agreement, and such new End Products will never contain more than the legally allowed and locally defined jurisdiction limit for the percentage of THC for a product not to be considered psychoactive (the “Local THC Limit”) with the caveat that all such additional End Products are only to be distributed and/or sold to Permitted Locations as defined within this Agreement. Such new End Products are subject to all terms of this Agreement. The Parties agree that Licensee is not limited to production of the End Products as identified in Schedule One to this Agreement but that Licensee may create, test, produce, and sell additional new End Products that include the Technology with the caveat that End Products may be assessed additional licensing fees if they do not fall within an existing product line previously licensed. The parties shall agree to the meaning of “Product Lines” based on the following list of examples: all products that are generally recognized as orally absorbed products like “mouth sprays” “chewing gum” etc., shall constitute one product line (the “Orally Absorbed Product Line”); all products that are generally recognized as “chocolates,” “chocolate bars,” “chocolate treats,” “chocolate truffles,” “caramels,” “chocolate caramels,” “caramel treats,” or primarily composed of a form of chocolate or cocoa shall constitute one product line (the “Chocolates Product Line”); all products that are not Chocolates but are generally recognized as “candies,” gummy and jell,” “suckers,” “hard or rock candies,” “jelly beans,” or primarily composed of sugars shall constitute one product line (the “Candies Product Line”); all products that are generally recognized as sauces, dip, creams, spreadables and other similar formulation shall constitute one product line (the “Sauces Product Line”); all tablet, pills, capsules, gel-caps and other similar formulations shall constitute one product line (the “Capsules Product Line”), and all other non-beverage, ingestible products such as baked goods, honey sticks, powders, cereals, culinary products, or otherwise that is chewed and/or swallowed as is or in reconstituted liquid form and primarily absorbed via the gastro-intestinal system shall constitute one product line (the “Other Edibles Product Line”); all beverage products shall constitute one product line (the “Beverage Product Line”). The End Products may not be sold under more than one brand per Product Line per Territory. Creation of more than a single brand per Product Line per Territory by the Licensee will require additional separate license agreement(s).

c)

Active Substances: Nothing in this Agreement infers applicability of the Technology by LICENSEE for enabling active substance incorporation and potentiation in LICENSEE’s End Products, other than derived from hemp as an ingredient comprising not less than 10% of the active ingredients in the End Product. LICENSEE is prohibited from developing, manufacturing or selling, whether directly or indirectly, including through its Partner, in each Territory, any Product Lines that are marketed as the following types of products WITHOUT the incorporation of hemp: (i) a fat soluble vitamin product for vitamins A, D, E, and/or K, whether in their natural or synthetic forms; (ii) a Non-Steroidal Anti Inflammatory (NSAID) product including, but not limited to, acetaminophen, ibuprofen, acetylsalicylic acid, diclofenac, indomethacin, and piroxicam; or (iii) a nicotine product. LICENSEE is permitted to incorporate other active substances within their Product Lines and the Parties agree that the End Products as defined will always be hemp-infused and will always contain less than the Local THC Limit and shall only be distributed and/or sold in the Permitted Locations; and the Parties further agree that any such End Products that incorporate active substances beyond those derived from hemp shall still fall under one of the Product Line classifications as defined in Section 1 with all associated obligations by the LICENSEE; and the Parties further agree there is no requirement to pay more than one set of fees as described in Exhibit C regardless of whether more than a single active substance is utilized in any given product.

2)

Jamaican Semi-exclusivity and License. LICENSEE will have the following rights to produce and sell the End Products in the nation of Jamaica (“Jamaican Territory”) using the Technology licensed pursuant to this Agreement.

a)

All Product Lines: Semi exclusive rights during the term of this Agreement, allowing LICENSEE the ability to launch the Product Lines to the Jamaican Territory including direct to consumer via the internet to residents of Jamaica. Semi-exclusive under this Agreement means that LICENSOR will not grant a license to utilize the Technology within the Jamaican Territory to any third party other than LICENSEE, and LICENSEE’s named Partner if so named as provided in Section 1(a), under this Agreement. LICENSEE shall generate a minimum of two million United States dollars (US $2,000,000) per year in gross sales (the “Jamaican Volume Minimum”), beginning the third year of this Agreement. In the event that LICENSEE fails to meet the Jamaican Volume Minimum in any year, beginning the third year of this Agreement, LICENSOR will have the option, exercisable by written notice to LICENSEE, to grant a license to utilize the Technology in the Jamaican Territory to a maximum of two (2) additional third parties. LICENSOR retains its own rights to utilize the Technology for its own products within the Jamaican Territory.

b)

LICENSOR’s Products: LICENSOR shall not be prohibited from licensing or similar arrangements with respect to the Technology outside of the Jamaican Territory, subject to the Licensee’s option to license in Canada and the USA set forth within this Agreement. LICENSOR is expressly permitted to license its Technology on any basis it chooses, at any time, for producing and commercializing its own products, subject to the provisions of Subsection 2a.

c)

Severance Fee: LICENSEE may elect to end sales of a Product Line at its sole discretion with a severance fee (“Severance Fee”) set forth in Exhibit C. If LICENSEE elects to end sales of any Product Line, then any other licensing provision benefits with respect to that Product Line also end at that time.

3)

USA Semi-exclusivity and License Option. LICENSEE will have the following rights to produce and sell the End Products in the nation of the USA (“USA Territory”) using the Technology licensed pursuant to this Agreement.

a)

All Product Lines: Semi exclusive rights during the term of this Agreement, allowing LICENSEE the ability to launch the Product Lines to the USA Territory in properly licensed medical marijuana dispensaries, retail marijuana stores, Retailers, subject to the provisions listed above in the Recitals, and marijuana delivery services that are in compliance with all local and state licensing requirements applicable to the marijuana industry, and direct to consumer sales via internet within any state of the USA to residents of USA. Semi-exclusive under this Agreement means that LICENSOR will not permit more than four (4) such national licenses at any time for the Product Lines utilizing its Technology to be granted within the Territory, but excluding additional state licenses, including the license granted to LICENSEE, and its named Partner if so named as provided in Section 1(a), under this Agreement.

b)

LICENSOR’s Products: LICENSOR shall not be prohibited from (i) licensing or similar arrangements with respect to the Technology outside of the USA Territory, subject to the License Option set forth above; or (ii) licensing its Technology on the semi-exclusive basis provided for herein, at all times and in all locations, subject to the terms of this Agreement, including the exclusivity provisions and License Options. LICENSOR is expressly permitted to license its Technology on any basis it chooses, at any time, for producing and commercializing its own products, provided, however, that LICENSOR would be considered as one of the four (4) permitted licensees in the USA Territory where LICENSEE retains semi-exclusive rights.

c)

Territory Option. To exercise the option to receive a license for the USA Territory as provided in this Agreement, LICENSEE will provide LICENSOR with written notice and comply with the terms of this Agreement, including without limitation this Section 3, Section 7 and Exhibit C. LICENSEE will be under no obligation for any fees related to a license for the USA Territory, unless and until LICENSEE exercises its option pursuant to this Subsection 3c.

d)

Severance Fee: LICENSEE may elect to end sales of a Product Line at its sole discretion with a severance fee (“Severance Fee”) set forth in Exhibit C. If LICENSEE elects to end sales of any Product Line, then any other licensing provision benefits with respect to that Product Line also end at that time.

4)

Canada Semi-exclusivity and License Option. LICENSEE will have the following rights to produce and sell the End Products in the nation of the Canada (“Canada Territory”) using the Technology licensed pursuant to this Agreement.

a)

All Product Lines: Semi exclusive rights during the term of this Agreement, allowing LICENSEE the ability to launch the Product Lines to the Canada Territory by any distribution method that is in compliance with all applicable local and federal licensing requirements and direct to consumer sales via internet to residents of Canada. Semi-exclusive under this Agreement means that LICENSOR will not permit more than four (4) such national licenses at any time for the Product Lines utilizing its Technology to be granted within the Territory, but excluding additional province licenses, including the license granted to LICENSEE, and its named Partner if so named as provided in Section 1(a), under this Agreement.

b)

LICENSOR’s Products: LICENSOR shall not be prohibited from (i) licensing or similar arrangements with respect to the Technology outside of the Canada Territory, subject to the License Option set forth above; or (ii) licensing its Technology on the semi-exclusive basis provided for herein, at all times and in all locations, subject to the terms of this Agreement, including the exclusivity provisions and License Options. LICENSOR is expressly permitted to license its Technology on any basis it chooses, at any time, for producing and commercializing its own products, provided, however, that LICENSOR would be considered as one of the four (4) permitted licensees in the Canada Territory where LICENSEE retains semi-exclusive rights.

c)

Territory Option. To exercise the option to receive a license for the Canada Territory as provided in this Agreement, LICENSEE will provide LICENSOR with written notice and comply with the terms of this Agreement, including without limitation this Section 4, Section 7 and Exhibit C. LICENSEE will be under no obligation for any fees related to a license for the Canada Territory, unless and until LICENSEE exercises its option pursuant to this Subsection 4c.

d)

Severance Fee: LICENSEE may elect to end sales of a Product Line at its sole discretion with a severance fee (“Severance Fee”) set forth in Exhibit C. If LICENSEE elects to end sales of any Product Line, then any other licensing provision benefits with respect to that Product Line also end at that time.

5)	Rights and Obligations Related to the Technology. Except as expressly provided in this Section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)

LICENSOR Intellectual Property: LICENSOR retains full, absolute, and complete rights to all processes covered or described in all of its patent applications filed prior to the date of this Agreement, and/or any future applications, continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, Jamaican patent applications, and the International patent application, that comprise the Technology (“Licensor IP”), unless LICENSOR allows these applications to abandon or lapse, or otherwise fails to protect the Technology . Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

b)

LICENSEE Intellectual Property: Any intellectual property resulting from LICENSEE’s work, know-how, or development that does not include or rely upon the Technology, Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

c)	Improvements:

i)

LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSOR, its employees or others acting solely on LICENSOR’s behalf shall be owned solely by LICENSOR (“Licensor Improvements”).

ii)

LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSEE, its employees or its Partner, as defined by this Agreement, shall be owned by the LICENSOR (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the Licensee Improvements supporting any such improvement for the Term of this Agreement (including any renewal terms) and LICENSOR agrees to negotiate in good faith terms of license renewal after the end of the Term of this Agreement and any renewal terms per this Agreement. If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements. LICENSOR shall have the right during the Term of this Agreement (and any renewal terms) to license from LICENSEE the Licensee Improvements for LICENSOR’s use upon mutually agreeable terms and conditions that the parties shall negotiate in good faith.

iii)

Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by both LICENSOR AND LICENSEE shall be intellectual property owned by LICENSOR.

iv)

Improvements; Assignment. LICENSEE and LICENSOR hereby each represent that all Partners, employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such Partners, employees or other persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

v)

Improvements; Confidential Information. All Improvements (“Improvements” shall mean Licensor Improvements, Licensee Improvements and Joint Improvements) shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

d)	Inventions; Reporting:

i)

Upon making any invention that does NOT include or rely upon the Technology LICENSEE has no obligation to share such information of invention with LICENSOR nor inform LICENSOR of said invention, and LICENSEE retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to LICENSEE. Upon making any invention that does or does NOT include or rely upon the Technology, LICENSOR has no obligation to share such information of invention with LICENSEE nor inform LICENSEE of said invention, and LICENSOR retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention.

e)

Intellectual Property: If any patent applications are filed seeking to protect any Licensee Improvements or any Licensor Improvements (the “New Patents”), the Licensor shall be named as inventor and acknowledgment shall be made of Licensee if applicable.

i)

Prosecution and Maintenance of New Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such New Patents. The Licensor will be responsible for expenses, filing, prosecution and maintenance of New Patents.

ii)

New Patent Rights. LICENSOR grants to LICENSEE a non-sub-licensable, fully-paid, royalty-free, perpetual license to any intellectual property related to the New Patents - that does not rely on the underlying Technology which must be licensed separately from New Patents.

f)

No Challenge. LICENSEE expressly acknowledges and agrees that all rights in and to the Technology shall remain vested in LICENSOR, and LICENSEE shall not assert any rights to the Technology except as otherwise provided in this Section 5.

g)

Notice Requirements. To the extent required by applicable rules and regulations, including those related to packaging, LICENSEE agrees that it will include such patent notices and other proprietary notices on all End Products or related materials that contain any Technology as may be reasonably required by regulators in order to give appropriate notice of all intellectual property rights therein or pertaining thereto. LICENSEE agrees to print the words in discernable type size “Powered by Lexaria” or “Lexaria Technology Inside” or mutually acceptable similar words, on the wrapper of each consumer product.

h)	Quality Control.

i)	LICENSEE agrees to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii)

LICENSEE shall (a) ensure that all End Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the End Products and such related materials.

i)

Prosecution and Maintenance. LICENSOR shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining, and maintaining the Technology (including Provisional Patent Applications and, if any, issued Patents). LICENSOR shall take such actions as it shall deem to be appropriate in its discretion in connection therewith, and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

j)

Infringement. If LICENSEE learns of any activity by a third party that might constitute an infringement of LICENSOR’s rights in any of the Technology, or if any third party asserts that LICENSEE’s use of the Technology constitutes unauthorized use or infringement, LICENSEE shall so notify LICENSOR.

k)

Enforcement. LICENSOR has the obligation to enforce its rights by any means LICENSOR deems sufficient including but not limited to arbitration, mediation, negotiation or legal claims against any non-frivolous third party infringement and to defend LICENSEE’s right to use the Technology. If LICENSOR prosecutes any alleged infringement of the Technology, or defends LICENSEE’s right to use the Technology, LICENSOR shall control such litigation and shall bear the expense of such actions. LICENSEE shall make all reasonable efforts to assist LICENSOR therewith, including joining such action as a party plaintiff or providing such evidence and expert assistance as LICENSEE may have within its control, with all costs for such cooperation to be borne by LICENSOR. LICENSOR shall retain the award of any damages in this case. If LICENSOR chooses to not enforce against an alleged infringement, LICENSEE may itself enforce LICENSOR’s rights (and its own rights as a Licensee) in the Technology, with all costs to be borne by LICENSEE. LICENSEE shall retain the award of any damages in this case.

6)	Term and Termination.

a)

Term. This Agreement shall take effect upon signing by both Parties, and shall remain in effect for the longer of either three (3) years; or, such circumstances as described in Sections 3 and 4. After the conclusion of the initial Term, and any subsequent terms, and in the event that LICENSEE is not in default of any material terms of this Agreement, LICENSEE will have the option to renew this Agreement for an additional term of three (3) years. If LICENSOR abandons all patent applications or fails to exercise its right to file an application for the provisional patents, LICENSOR shall immediately notify LICENSEE. In the event of such actions by LICENSOR, and where LICENSOR fails to protect the Technology through some means other than a patent, LICENSEE shall retain the right to immediately terminate the Agreement.

b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement as follows:

i)

This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure of LICENSEE to pay any license fees for more than sixty (60) days after they become due; (ii) LICENSEE’s violation of the provisions of Sections 7 and 8 or LICENSEE’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSOR; (iii) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable state and local laws; or (iv)LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)

This Agreement may be terminated by LICENSEE by written notice to LICENSOR in the event of material breach by LICENSOR of LICENSOR’s obligations or representations and warranties under this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSEE.

c)

This Agreement may be terminated by LICENSEE if LICENSOR allows abandonment or lapse of all pending patent applications listed in Exhibit A or if a judgment or decree is entered in any relevant Territory court proceeding holding any claim of any patent, upon which the licensed field of use of the Technology hereunder relies, invalid or unenforceable, which judgment or decree is not further reviewable by a superior tribunal.

d)

Effect of Termination. Except as provided for in Sections 2, 3, 4 and 7, LICENSEE’s payment obligations shall extinguish if this Agreement terminated. If the Agreement expires without any renewal thereof, and either LICENSOR has been granted patents for the Technology or has not received a final refusal of patent registration, then LICENSEE must cease and desist all utilization of the Technology. In any event, upon the natural future expiration of all pending and issued patents as applicable related to the Technology described herein, or at any time if the patents covering the Technology are finally refused by the relevant Territory patent office or if LICENSOR fails to protect the Technology, the License Agreement shall expire and LICENSEE shall have no further payment obligations to LICENSOR.

7)	Compensation and Payment.

In consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay LICENSOR certain license fees set forth in Exhibit C (collectively, the “License Fee”). The License Fee for a period shall be paid by LICENSEE to LICENSOR no later than the first day of each calendar month during the Term, in U.S. funds, by check or wire transfer of immediately available funds pursuant to the bank account identified by LICENSOR in advance of such payment. If LICENSEE materially breaches this Agreement, LICENSEE shall remain responsible for any License Fee payments due through the end of the Quarter during which such breach occurs. LICENSEE’s failure to pay any portion of the applicable License Fees or any reimbursable expenses when due will be a material breach of this Agreement by LICENSEE. If any payment due to LICENSOR under this Agreement is not paid within thirty (30) days following such Party’s written demand therefore, then such payment shall bear interest at the rate of one and one-half percent (1.5%) per month from the date such payment was originally due.

8)	Obligations.

a)

Obligations of LICENSEE. LICENSEE shall be solely responsible for all costs of producing the End Products, including raw materials and labor and all other costs. LICENSEE acknowledges and agrees that it is solely responsible for (i) procurement of hemp extraction machinery, hemp, hemp oils, and other raw materials; (ii) compliance with all state and local laws relating to production and sale of hemp products; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of production and distribution facilities.

b)	Obligations of LICENSOR.

i)

Upon execution of this Agreement, LICENSOR shall make the Technology and documentation for utilizing the Technology, including without limitation LICENSOR’S scientific study reports, published patent applications, formula instructions, batch production reports, to effectuate the license of the Technology contemplated herein available for LICENSEE. Upon execution of the Agreement, LICENSOR will be available to advise LICENSEE on how to perform LICENSOR’s infusion procedure on a suitable base ingredient from any given formulation that LICENSEE wishes to produce.

ii)

Upon execution of this Agreement, LICENSOR shall provide training to LICENSEE sufficient to inform LICENSEE of the processes and techniques required to utilize the Technology as designed, with reasonable travel expenses paid for by LICENSEE. Any such travel expenses must be approved in advance by LICENSEE. LICENSOR shall not charge any management or professional hourly or daily fee for such support.

iii)

LICENSOR shall provide LICENSEE with support in connection with LICENSEE's use of the Technology during the term of this Agreement, with reasonable travel expenses paid for by LICENSEE. Any such travel expenses must be approved in advance by LICENSEE. LICENSOR shall not charge any management or professional hourly or daily fee for such support.

9)	Representations and Warranties.

a)

Representations and Warranties of LICENSEE. LICENSEE represents and warrants to LICENSOR as follows: (i) LICENSEE is a company duly organized and in good standing under the laws of Jamaica; (ii) the execution, delivery and performance of this Agreement by LICENSEE has been duly authorized by all necessary action on the part of LICENSEE’s managers and/or members and does not violate, conflict with, or require the consent or approval of any third party pursuant to, any contract or legally binding obligation to which LICENSEE is subject; (iii) this Agreement constitutes the valid and binding obligation of LICENSEE enforceable against LICENSEE in accordance with its terms; and (iv) LICENSEE possesses all required licenses, permits or operating authorities necessary for its operations and the manufacture and sale of the End Products and is in compliance with all applicable state and local laws and regulations.

b)

Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE as follows: (i) LICENSOR is a corporation duly organized and in good standing under the laws of the State of Nevada; (ii) the execution, delivery and performance of this Agreement by LICENSOR has been duly authorized by all necessary action on the part of LICENSOR’s directors and officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to, any state or local law or regulation applicable to LICENSOR or any contract or legally binding obligation to which LICENSOR is subject; (iii) this Agreement constitutes the valid and binding obligation of LICENSOR enforceable against LICENSOR in accordance with its terms; and (iv) the Technology and Licensed Patents do not infringe any third-party rights.

10)

Confidentiality. In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, LICENSEE will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of LICENSOR (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Any disclosure by LICENSEE of the Confidential Information will constitute a breach of this agreement and result in immediate forfeiture of all LICENSEE rights under this Agreement. Without limitation of the foregoing, LICENSEE will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as LICENSEE would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, LICENSEE shall immediately return all Confidential Information that is in tangible form to LICENSOR and LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’S expense.

a)

Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party's approval; or (f) is independently developed by the receiving Party without any use of Confidential Information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days' prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all Confidential Information and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)

Saving Provision. The Parties agree and stipulate that the agreements contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

11)

Injunctive Relief. The Parties agree that any breach of this Agreement by LICENSEE shall cause LICENSOR immeasurable and irreparable harm and LICENSOR shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSOR may have at law or in equity.

12)	Indemnification.

a)

LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE’s production, distribution and/or sale of End Products, except as to any liability arising out of the proper use of the Technology.

b)

LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

13)

Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY.

14)	No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN,

LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY END PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR END PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

15)

Insurance. For the period of time required to cover its obligations hereunder, each Party will maintain third party provided insurance in types and amounts customary for the type of business it conducts, and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder. Further, LICENSEE will maintain product liability insurance reasonably adequate to cover any liabilities arising out of the sale and distribution of End Products. Upon a Party’s request, the other Party will provide to the requesting Party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Each Party shall notify the other Party in writing no less than thirty (30) days prior to the cancellation, termination or modification of the insurance coverage(s) described in the notifying Party’s insurance certificate(s). Nothing in this Section shall in any way be construed to limit the liability of a Party under this Agreement.

16)

Compliance with Laws. In connection with this Agreement, both Parties agrees to comply with all applicable laws, statutes and ordinances of any governmental authority, that may be applicable to either Party, its activities under this Agreement or the End Products.

17)

Conformance with Regulations. The Parties acknowledge and agree that this Agreement, and the licensing of the Technology, is neither intended to convey any ownership interest in LICENSEE to LICENSOR nor grant LICENSOR any control over LICENSEE. In the event that any government body so requires it, then the Parties shall promptly negotiate in good faith for a period of forty-five (45) days to modify this Agreement in order to conform with any requirement of such government body. In the event the Parties cannot reach an agreement within forty-five (45) days this Agreement shall terminate pursuant to Section 6 above, and the Parties shall thereafter have no further obligation to each other hereunder.

18)

Employees; Agents; Representatives. Employees, agents and/or representatives, if any, of either Party, including LICENSEE’s Partner, who perform services for either Party pursuant to this Agreement shall also be bound by the provisions of this Agreement.

19)

Relationship of Parties. The legal relationship of the Parties is exclusively that of licensor and licensee and no employer-employee, principal-agent, partnership, franchise, agency, joint venture or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts on behalf of the other Party.

20)

Successors; Assignment; Binding Agreement. Except as otherwise provided in this Agreement, LICENSEE may not assign or transfer its rights or delegate its obligations under this Agreement without LICENSOR’S prior written consent. LICENSOR may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without LICENSEE’s consent. This Agreement inures to the benefit of, and shall be binding upon, the successors and assigns of the parties to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

21)

Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

22)

Notice. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand- delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by overnight courier service and addressed as set forth below, or as amended by either Party, respectively, from time to time:

If to LICENSEE:
Timeless Herbal LLC
30 Dominica Drive, Suite 31A, New
Kingston Business Centre,
Kingston 5 Jamaica
Attn: Courtney Betty

If to LICENSOR:
Lexaria Bioscience Corp.
156 Valleyview Road
Kelowna, British Columbia
V1X 3M4
Canada
Attn: Chris Bunka

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a Party.

23)

Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the Parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

24)

Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party's bankers, attorneys, or accountants or except as may be required by law. The Parties understand and agree that LICENSOR may be compelled by Federal or State regulators to publicly disclose the signing of said License Agreement naming both Parties. If LICENSOR is compelled by Federal or State regulators to publicly disclose the signing of said License Agreement, LICENSOR will share its planned announcement with LICENSEE beforehand for LICENSEE’s review and approval, not to be unreasonably withheld or delayed, and it will also ensure that no compromise of the LICENSEE’s existing secret processes or intellectual property, nor of LICENSEE`S personal or private information occurs through this announcement.

25)

Expenses. Each Party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

26)

Governing Law; Jurisdiction. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Province of British Columbia, regardless of the choice of law provisions of any other jurisdiction.

27)	Dispute Resolution.

a)

Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court in the Province of British Columbia.

b)

Equitable Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

c)	Dispute Resolution Procedures.

i)

Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current British Columbia Court Mediation Program {“Mediation”) or similar process except that specific provisions of this Article shall override inconsistent provisions of the Mediation procedure. The mediator will be selected from neutral persons. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the court may appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement, (ii) the mediator notifies the parties in writing that they have reached an impasse, (iii) the parties agree in writing that they have reached an impasse, or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

ii)

If the Parties fail to resolve the dispute through mediation, or if neither Party elects to initiate mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute.

d)

Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this Section is intended to relieve LICENSEE from its obligation to make undisputed payments pursuant to Section 7 of this Agreement.

e)

Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this Section are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

28)

Attorneys’ Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorneys’ fees and costs.

29)

No Interpretation Against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

30)	Headings. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

31)

Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

32)

Survival. In addition to LICENSEE’s obligation to pay LICENSOR all amounts due hereunder, the Parties obligations under this Agreement shall survive expiration or termination of the Agreement only as expressly provided herein

33)

Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

34)

Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

35)

Further Assurances. Upon a Party’s reasonable request, the other Party shall, at requester’s sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

36)

Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

“LICENSOR”		“LICENSEE”
LEXARIA BIOSCIENCE CORP.		TIMELESS HERBAL CARE LIMITED

By:		By:
	John Docherty, President	Courtney Betty, CEO

By:		By:
Chris Bunka, CEO

EXHIBIT A

TECHNOLOGY

The Technology consists of (1) the following five (5) U.S. Provisional Patent Applications and one (1) PCT International Patent Application; and (2) all technical know-how and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the five U.S. and one International Patent Applications. (the “Licensed Patents”):

U.S. Provisional Patent Application No. 62/010,601, filed June 11, 2014.

U.S. Provisional Patent Application No. 62/037,706, filed August 15, 2014.

U.S. Provisional Patent Application No. 62/153,835, filed April 28, 2015.

U.S. Provisional Patent Application No. 62/161,324, filed May 14, 2015.

U.S. Utility Patent Application No. 14/735,844, filed June 10, 2015.

PCT International Patent Application No. PCT/US15/35128, filed June 10, 2015.

EXHIBIT B

END PRODUCTS

Product Line Name	Product Line Description
Orally Absorbed Products	Any product generally recognized as orally absorbed like “mouth sprays”, “chewing gum”, ‘sub lingual drops”, etc. that is infused with hemp oils and/or cannabidiol that utilizes the Technology.
Chocolate Products

Any product that is generally recognized as “chocolates,” “chocolate bars,” “chocolate treats,” “chocolate truffles,” “caramels,” “chocolate caramels,” “caramel treats,” or primarily composed of a form of chocolate or cocoa that is infused with hemp oils and/or cannabidiol that utilizes the Technology.

Candies Product Line

all products that are not Chocolates but are generally recognized as “candies,” “gummies and jellies,” “suckers,” “hard or rock candies,” “jelly beans”, etc, that are primarily made with sugar and or other sweeteners and not generally recognized as a natural food and is infused with hemp oils and/or cannabidiol that utilizes the Technology.

Sauces Product Line	Any product recognized as “sauces”, “dips”, “creams”, “spreadables”, “condiments” that is infused with hemp oils and/or cannabidiol that utilizes the Technology.
Capsules Product Line	Any product recognized as tablets, pills, capsules, gel-caps and other similar formulations that are infused with hemp oils and/or cannabidiol that utilizes the Technology.
Other Edible Products

Any other non-beverage ingestible product such as baked goods, honey sticks, powders, cereals, culinary products or otherwise that is chewed and/or swallowed as is or in reconstituted liquid form and primarily absorbed via the gastro- intestinal system that is infused with hemp oils and/or cannabidiol that utilizes the Technology.

Beverage Products	Any product sold in the form as a liquid for consumption by way of drinking that is infused with hemp oils and/or cannabidiol that utilizes the Technology.

EXHIBIT C

LICENSE FEE

Upon execution of this Agreement, LICENSEE shall pay to LICENSOR the License Fees as set forth below. The License Fees shall be paid in accordance with Section 5 of this Agreement.

A)	The Jamaican Territory.

(a)

The Licensee agrees to pay the Licensor a signing and license fee of $30,000 to gain access for three years to the Jamaican Territory (the “Jamaican License Fee”). The Licensee will be deemed to have paid in kind the license fee for the territory of Jamaica by the Licensee, at their sole cost and expense, within 30 days of signing this Agreement, providing Licensee begins filing with the Ministry of Justice or any other proper Jamaican federal government authorities, all of the necessary applications, requests or submissions otherwise required following all procedures to use best efforts to gain for Lexaria patent recognition by the relevant Jamaican authorities, for each existing US patent application or allowance that Lexaria is currently pursuing (the “Jamaican Filings”). The obligation to pursue the Jamaican patent awards does not extinguish until such time as each patent application is either finally denied or otherwise awarded by the appropriate Jamaican authorities. The act of providing the patent filing services on behalf of the Licensor does not assign, grant or award in whole or part any rights, ownership, or interest of any kind in the Technology underlying the patent applications nor in the patent awards if made

(b)

Usage License Fee. For all End Products sold in the Jamaican Territory, LICENSEE agrees to pay to LICENSOR a usage license fee of 7% of all End Products sales revenue it receives. Payments are to be made on a monthly basis and are due 25 days after the close of the preceding month. Licensee agrees to assist in an annual audit of operations and revenues by Lexaria’s appointed auditor to confirm sales revenue figures. LICENSEE agrees to pay this Usage License Fee for each Product Line it sells within the Jamaican Territory. In lieu of the 7% monthly usage license fee, Licensee may exercise a one-time election within the first 30 days of selling its first End Product, to instead remit a series of fixed scheduled payments. Those monthly payments are as follows beginning with the first payment not more than 25 days following the end of the first month in which End Products are sold: monthly payments for each of the first three months of $1,000; monthly payments for each of the second three months of $2,000; monthly payments for each of the next six months of $3,000; monthly payments for each of the next twelve months of $5,000; and monthly payments for each of the final twelve months of $8,000.

B)	The USA Territory Option.

(a)

In the event that Licensee exercises the option referenced in Subsection 3c within six months of signing this Agreement, the Licensee agrees to begin paying the Licensor a signing and license fee of $200,000 to gain access for three years to the Territory of any non-Indian Reservation jurisdiction in the USA (the “USA License Fee”). This USA License Fee may be paid as to $65,000 within 6 months of signing this Agreement and $45,000 at the end of each 3-month period thereafter following receipt of the first payment, until the full Territory License Fee is paid. Or, the Licensee has the option to choose to pay the required USA License Fee in-kind through a clinical research study conducted at or with the assistance of Mount Sinai Hospital, or another hospital or institution of comparable scope and reputation to that of Mount Sinai Hospital, to the benefit of Lexaria and at no expense to Lexaria, to be negotiated in good faith between the Parties, and with involvement of Lexaria and of a value to Lexaria that exceeds $200,000. Lexaria’s involvement in the clinical research study shall, at a minimum, allow it to advise upon and approve any aspects of the study protocol design that will be intended to assess the performance of the Technology. The USA Territory License will be issued ONLY when Lexaria receives the first payment of $65,000 from Licensee within 6 months of signing this Agreement or immediately upon Licensee evidencing that all necessary authority and funding approvals have been secured for performance of the clinical research study and that the funds have been commissioned to do so.

(b)

Usage License Fee. For all End Products sold in the USA Territory, LICENSEE agrees to pay to LICENSOR a usage license fee of 7% of all End Products sales revenue it receives. Payments are to be made on a monthly basis and are due 25 days after the close of the preceding month. Licensee agrees to assist in an annual audit of operations and revenues by Lexaria’s appointed auditor to confirm sales revenue figures. LICENSEE agrees to pay this Usage License Fee for each Product Line it sells within the USA Territory. In lieu of the 7% monthly usage license fee, Licensee may exercise a one-time election within the first 30 days of selling its first End Product, to instead remit a series of fixed scheduled payments. Those monthly payments are as follows beginning with the first payment not more than 25 days following the end of the first month in which End Products are sold: monthly payments for each of the first three months of $2,000; monthly payments for each of the second three months of $4,000; monthly payments for each of the next six months of $6,000; monthly payments for each of the next twelve months of $12,000; and monthly payments for each of the final twelve months of $20,000

C)	The Canada Territory Option.

a)

In the event that Licensee exercises the option referenced in Subsection 4c within nine months of signing this Agreement, the Licensee agrees to begin paying to the Licensor a signing and license fee of $70,000 to gain access for three years to the Territory of the nation of Canada (the “Canada License Fee”). This Territory license fee may be paid as to $25,000 within nine months of signing the License Agreement and $15,000 at the end of each 3-month period thereafter until this full Territory license fee is paid. NO LICENCE to this Territory is granted until such time as the first required payment is made in cash.

b)

Usage License Fee. For all End Products sold in the Canada Territory, LICENSEE agrees to pay to LICENSOR a usage license fee of 7% of all End Products sales revenue it receives. Payments are to be made on a monthly basis and are due 25 days after the close of the preceding month. Licensee agrees to assist in an annual audit of operations and revenues by Lexaria’s appointed auditor to confirm sales revenue figures. LICENSEE agrees to pay this Usage License Fee for each Product Line it sells within the Canada Territory. In lieu of the 7% monthly usage license fee, Licensee may exercise a one-time election within the first 30 days of selling its first End Product, to instead remit a series of fixed scheduled payments. Those monthly payments are as follows beginning with the first payment not more than 25 days following the end of the first month in which End Products are sold: monthly payments for each of the first three months of $1,000; monthly payments for each of the second three months of $2,000; monthly payments for each of the next six months of $4,000; monthly payments for each of the next twelve months of $7,500; and monthly payments for each of the final twelve months of $11,000

D)	Severance Fee, if applicable.

A Usage License Fee shall be paid for each Product Line that is then in production and being sold, unless otherwise agreed to by the Parties. As provided for in Sections 2(c), 3(d) and 4 (d), respective, LICENSEE may elect to end sales of a Product Line at its sole discretion with a severance fee (“Severance Fee”) immediately then due which is the next four (4) monthly scheduled payments, but all other Usage License Fees are waived. The 4 monthly scheduled payments are agreed to each be not less than equal in value to the most recent actual monthly payment. If LICENSEE elects to end sales of any Product Line, then any other licensing provision benefits with that Product Line also end at that time, including the right to utilize the Technology for any product in that Product Line.